UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 23, 2021

LAREDO PETROLEUM, INC.

(Exact name of registrant as specified in charter)

Delaware	001-35380	45-3007926
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 W. Sixth Street, Suite 900, Tulsa, Oklahoma	74119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 513-4570

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	LPI	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Equity Distribution Agreement

On February 23, 2021, Laredo Petroleum, Inc. (the “Company”) entered into an equity distribution agreement (the “Equity Distribution Agreement”) with Wells Fargo Securities, LLC acting as sales agent and/or principal (the “Sales Agent”), pursuant to which the Company may offer and sell, from time to time through the Sales Agent, shares of its common stock, par value $0.01 per share (the “common stock”), having an aggregate gross sales price of up to $75.0 million (the “ATM Offering”).

Pursuant to the Equity Distribution Agreement, shares of common stock may be offered and sold in privately negotiated transactions or transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including by ordinary brokers’ transactions through the facilities of the New York Stock Exchange, to or through a market maker or as otherwise agreed with the Sales Agent.

Under the terms of the Equity Distribution Agreement, the Company may also sell common stock from time to time to the Sales Agent as principal for its own account at a price to be agreed upon at the time of sale. Any sale of common stock to the Sales Agent as principal would be pursuant to the terms of a separate terms agreement between the Company and the Sales Agent, which would be described in a separate prospectus supplement or pricing supplement.

Upon its acceptance of written instructions from the Company, the Sales Agent will use its commercially reasonable efforts, consistent with its normal trading and sales practices and applicable laws and regulations, to sell common stock under the terms and subject to the conditions set forth in the Equity Distribution Agreement. The Company will pay the Sales Agent a commission of 2.5% of the gross proceeds from the sale of common stock sold through it as sales agent for the Company (as agent for the Company, but not as principal) under the Equity Distribution Agreement and will reimburse the Sales Agent for certain expenses if two-thirds of the size of the ATM Offering is not fully utilized within twelve months from the date hereof. The Company has no obligation to sell any shares under the Equity Distribution Agreement, and may at any time suspend offers under the Equity Distribution Agreement or terminate the Equity Distribution Agreement, subject to the terms thereof.

The Equity Distribution Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, obligations of the parties and termination provisions. The Company has agreed to indemnify the Sales Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Sales Agent may be required to make because of any of those liabilities.

The common stock to be sold in the ATM Offering is registered under the Securities Act pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-230427), which became effective upon its filing with the Securities and Exchange Commission (“SEC”) on March 21, 2019, including the prospectus contained therein, as supplemented by a prospectus supplement, dated February 23, 2021, filed with the SEC pursuant to Rule 424(b) under the Securities Act.

The foregoing description of the Equity Distribution Agreement is not complete and is qualified in its entirety by reference to the full text of the Equity Distribution Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference. A legal opinion related to the validity of the issuance and sale of shares of common stock pursuant to the Equity Distribution Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The Sales Agent and affiliates of the Sales Agent have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and for its affiliates in the ordinary course of business for which they have received and would receive customary compensation. An affiliate of the Sales Agent is a lender under the Company’s senior secured credit facility and may receive a portion of the net proceeds from any shares of common stock sold in the ATM Offering to the extent such proceeds are used to repay amounts borrowed under the senior secured credit facility.

Item 7.01.	Regulation FD Disclosure.

On February 23, 2021, the Company announced that it had commenced the ATM Offering described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information furnished under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and Exhibits be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
1.1	Equity Distribution Agreement, dated February 23, 2021, by and between Laredo Petroleum, Inc., Wells Fargo Securities, LLC and Wells Fargo Bank, N.A.
5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.
23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).
99.1	Press release dated February 23, 2021.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAREDO PETROLEUM, INC.

Date: February 23, 2021	By:	/s/ Bryan J. Lemmerman
Bryan J. Lemmerman
Senior Vice President and Chief Financial Officer